Benefit Equalization Plan
December 15, 2017

Effective January 1, 2018

Policy Information

Document Title:	Benefit Equalization Plan
Content Owner:	Director of Human Resources and Inclusion
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	President and Chief Executive Officer (CEO)
Board-Level Approver:	Full Board (Compensation)
Review Frequency:	As Needed
Initial Effective Date:	03/23/2006
Last CEO Approval Date:	11/30/2017
Next Review Date:	As Needed

This Benefit Equalization Plan (the “Plan”) was established effective March 23, 2006 by the Federal Home Loan Bank of Topeka (the “Bank”) and was amended and restated effective December 31, 2008, December 17, 2014, and January 1, 2017. The Plan is hereby amended and restated effective January 1, 2018, and applies to accruals, contributions, and Distribution Events on and after that date.

The Plan is an unfunded non-qualified retirement plan that is primarily intended to provide the deferral of compensation for a select group of management, highly compensated employees, and directors, and is intended to comply with all applicable laws, including IRC Section 409A.

Article 1. Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 “Account” means the account established and maintained to record a Member’s Thrift Benefits.

1.02 “Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan.

1.03 “Bank” means the Federal Home Loan Bank of Topeka.

1.04 “Base Salary” means the base salary rate paid to a Member. “Base Salary” does not include such additional compensation as bonuses, commissions, overtime, fringe benefits, relocation expenses, incentive payments, disability payments, benefit plan distributions, non-monetary awards, automobile and other allowances paid to a Member for employment services rendered (whether or not such allowances are included in the Member’s gross income. Base Salary shall be calculated before reductions for compensation voluntarily deferred or contributed by the Member pursuant to all qualified or nonqualified plans of the Bank and includes amounts not otherwise included in the Member’s gross income under IRC Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Member.

1.05 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 6 of the Plan to receive the benefit, if any, payable upon the death of a Member.

1.06 “Board of Directors” means the Board of Directors of the Bank.

1.07 “Change of Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as set forth in IRC Section 409A.

1.08 “Committee” means the Compensation Committee of the Board of Directors.

1.09 “Compensation” means Base Salary, Incentive Compensation, and Directors’ Fees.

1.10 “Deferral Agreement” means the agreement under which a Member elects to defer Compensation under the Plan in accordance with the provisions of Section 4.01.

1.11 “Directors’ Fees” means the cash compensation paid to a Member for the performance of his or her duties as a member of the Board of Directors.

1.12 “Disability” or “Disabled” means the Member meets one of the following requirements:

(a) The Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months.

(b) The Member is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement for a period of not less than three (3) months under a disability, accident or health plan covering employees of the Bank.

A Member will be deemed Disabled under this Section 1.12 if determined to be disabled by the Social Security Administration. Furthermore, a Member will be deemed Disabled if determined to be disabled in accordance with a disability insurance program, provided that the definition under such program is consistent with Subsection 1.12(a) or (b), or IRC Section 409A, as applicable.

1.13 “Distribution Event” means a Change of Control of the Bank or the Member’s death, Disability, or Termination of Employment.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Retirement Fund” means the Pentegra Defined Benefit Plan for Financial Institutions (formerly known as the Financial Institutions Retirement Fund), a qualified and tax exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the IRC, as adopted by the Bank.

1.16 “Incentive Compensation” means bonuses and other incentive compensation payments payable to a Member under any incentive compensation plans adopted by the Bank from time to time. “Incentive Compensation” does not include any payments made to a Member under a long-term incentive compensation plan and/or a long-term deferral component of an incentive compensation plan.

1.17 “IRC” means the Internal Revenue Code of 1986, and any applicable Treasury Regulations promulgated thereunder, as amended from time to time, or any successor thereto.

1.18 “IRC Limitations” means the cap on compensation that may be taken into account by a plan under IRC Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under IRC Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under IRC Section 401(m), the dollar limitations on elective deferrals under IRC Section 402(g), and the overall limitations on contributions and benefits imposed on qualified plans by IRC Section 415, as such provisions may be amended from time to time, and any similar successor provisions of federal tax law.

1.19 “Member” means any person included in the membership of the Plan as provided in Article 2.

1.20 “Pension Benefit” means the benefits payable to a Member set forth in Article 3 of the Plan.

1.21 “Plan” means the Federal Home Loan Bank of Topeka Benefit Equalization Plan, as set forth herein and amended from time to time.

1.22 “Regular Form” shall have the meaning given to the term in Section 3.02 of the Plan.

1.23 “Termination” or “Termination of Employment” means a separation from service in accordance with IRC Section 409A, including termination of membership on the Board of Directors.

1.24 “Thrift Benefit” means the benefits payable to a Member as set forth in Article 4 of the Plan.

1.25 “Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the IRC, as adopted by the Bank.

Article 2. Membership

2.01 Members of the Plan. Each individual who is designated as a Member by the Board of Directors shall be a Member of the Plan. Each member of the Board of Directors shall be a Member of the Plan.

2.02 Termination of Members. The Board of Directors may, subject to Article 8, terminate the participation in the Plan of any employee.

2.03 Leave of Absence. If the Bank authorizes a Member to take a paid or an unpaid leave of absence from employment, and such leave of absence does not constitute a Termination of Employment, the Member shall continue to be considered eligible for the benefits provided in Articles 3 and 4, in accordance with the provisions of those Articles. In the event that Member’s leave of absence from the Bank constitutes a Termination of Employment, the Member’s Account balance shall be distributed to the Member in accordance with this Plan.

2.04 Top Hat Plan Exemption. This Plan is intended to be a “top hat plan,” with a primary purpose to provide deferred compensation for a select group of management or highly compensated employees. To assist with this intent, no employee may be a Member of the Plan unless the employee is an officer of the Bank having an annual compensation greater than 50 percent of the amount in effect under IRC Section 415(b)(1)(A) for any such calendar year or is a highly compensated employee as defined in IRC Section 414(q).

Article 3. Pension Benefits

3.01 Annual Pension Benefit Payable. The amount, if any, of the annual Pension Benefit payable to a Member pursuant to the Plan shall equal:

(a) the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered:

(i) without regard to the IRC Limitations; and

(ii) with the inclusion in the definition of “Salary” under the Retirement Fund for the calendar year of any amount deferred by a Member for such calendar year under Section 4.01(a) and 4.01(b) of this Plan, as applicable, and

(b) reduced by the annual pension benefit (as calculated by the Retirement Fund on the basis of the form of payment elected by the Member) that is actually payable to the Member by the Retirement Fund. The amount taken into account under this subsection (b) shall not exceed the IRC Section 402(g) limitation applicable to the calendar year of payment.

For purposes of this Section 3.01 “annual pension benefit” includes any “Active Service Death Benefit,” “Retirement Adjustment Payment,” “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Bank elected to provide its employees under the Retirement Fund.

3.02 Regular Form of Payment.

(a) Single Lump Sum. Unless the Member elects an optional form of payment under the Plan pursuant to Section 3.03 below, the annual Pension Benefit, if any, payable to a Member under Section 3.01 shall be payable to the Member in a single lump sum (the “Regular Form”) no later than ninety (90) days after the Member’s Distribution Event. The same actuarial factors and assumptions then used by the Retirement Fund will be used to determine actuarial equivalence for purposes of this Section 3.02(a).

(b) Death. Upon the death of a Member (who has not elected an optional form of payment under Section 3.03 below) before commencement of the payment of the Member’s Pension Benefit pursuant to Section 3.02(a), the Member’s Pension Benefit shall be payable to the Beneficiary in a single lump sum within ninety (90) days of the Member’s death.

3.03 Optional Form of Payment.

(a) Optional Forms of Payment Available. A Member may elect in writing to have his or her Pension Benefit, if any, converted by the actuary to any of the optional forms of annuity payment permitted under the Retirement Fund as of the date of the Distribution Event and that are actuarially equivalent applying reasonable actuarial methods and assumptions. The actuary shall utilize for the purpose of that conversion the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence, in accordance with IRC Section 409A.

(b) Election. To elect an optional form of payment, the Member shall submit to the Committee a distribution election on the form prescribed by the Committee no later than (1) 30 days following the date in which the Member first becomes eligible to participate in the Plan or (2) December 31, 2016, if the Member was participating in the Plan on such date. The election will apply to all Pension Benefits earned after the date of the election. The Member may elect an optional form of annuity payment for his or her Pension Benefit that is different from any optional form of annuity payment elections made by the Member for any Thrift Benefits under the Plan.

(c) Payment. Payment of a Member’s Pension Benefit shall commence at such time as the elected optional form of annuity payment would commence under the Retirement Fund, but no later than 90 days following the Member’s Distribution Event. If the Member does not elect an optional form of annuity payment within 60 days of the Member’s Distribution Event, the Member’s Pension Benefit shall be paid in the form of a 50% joint and spousal annuity if the Member is married on the date of the Member’s Distribution Event, and in the form of a single life annuity if the Member is not married on the date of the Member’s Distribution Event.

(d) Death. If a Member dies after payment of the Member’s Pension Benefit has commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the optional form of annuity payment that the Member had elected under the Plan. If a Member elects an optional form of annuity payment but dies before the date the Member’s Pension Benefit commences, Member’s entire Pension Benefit shall be paid to the Member’s Beneficiary in a single lump sum no later than ninety (90) days after the Member’s death.

(e) Modification of Election. A Member may change the form of payment of his or her Pension Benefit on the form prescribed by the Committee. The change will not be effective until the date that is twelve (12) months after the date the form is submitted to the Committee. Distribution pursuant to the amended election shall not commence sooner than a date that is at least five (5) years after the date on which payment of the Pension Benefit would have commenced under the Member’s original election.

3.04 Vesting. A Member shall at all times be 100% vested in his or her Pension Benefit.

3.05 Automatic Distribution of Pension Benefit Less Than IRC Section 402(g) Limitation. Notwithstanding any other provision of this Plan, in the event that a Member has experienced a Distribution Event and if the Member’s entire Pension Benefit is less than the IRC Section 402(g) limitation applicable to the calendar year in which the Distribution Event occurs, the Member’s entire Pension Benefit shall automatically be paid in the form of a single lump sum payment within ninety (90) days of the Distribution Event. The amount of the lump sum payment shall be the equivalent actuarial value of the Pension Benefit otherwise due the Member using the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence.

Article 4. Thrift Benefits

4.01 Member Contributions.

(a) Base Salary. A Member may elect to reduce up to 100% of his or her Base Salary in exchange for a Thrift Benefit under the Plan. The Bank will credit a Member’s Account each pay period with an amount equal to (i) the Base Salary payable to the Member for the pay period, multiplied by the percentage of Base Salary elected by the Member for the calendar year to be deferred into the Plan, and then reduced by (ii) the amount of Member’s contribution to the Thrift Plan for the pay period (excluding any contributions based on Incentive Compensation), including “catch-up contributions.”

(b) Incentive Compensation. A Member may elect to reduce up to 100% of his or her Incentive Compensation in exchange for a Thrift Benefit under the Plan. The Bank will credit a Member’s Account with an amount equal to (i) the Incentive Compensation payable to the Member for the pay period, multiplied by the percentage of Incentive Compensation elected by the Member to be deferred into the Plan, then reduced by (ii) the amount of the Member’s Incentive Compensation contribution to the Thrift Plan for the pay period, including “catch-up contributions.”

(c) Directors’ Fees. A Member may elect to reduce up to 100% of his or her Directors’ Fees in exchange for a Thrift Benefit under the Plan. The Bank will credit a Member’s Account with an amount equal to the Directors’ Fees payable to the Member, multiplied by the percentage of Directors’ Fees elected by the Member to be deferred into the Plan for the calendar year.

4.02 Employer Matching Contributions.

(a) In General. The Bank will credit to each Member’s Account a matching contribution equal to the matching contribution, if any, that would be credited under the Thrift Plan if the amounts credited under Section 4.01(a) and 4.01(b) were contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the IRC Limitations and reduced by the actual matching contributions made to the Member’s account under the Thrift Plan.

(b) True Up. Matching contributions will be credited to the Member’s Account each payroll period. As soon as administratively practicable after the close of the calendar year, or on a more frequent basis as deemed appropriate by the Committee, the matching formula will be reapplied based on the Member’s deferral contributions under the Plan for the calendar year under Section 4.01(a) and 4.01(b) and an additional “true-up” matching contribution will be made equal to the amount derived by applying the schedule in such manner, reduced by the matching contributions already made to the Plan during the calendar year.

4.03 Deferral Elections. A Member’s elections under Section 4.01 shall be made in accordance with the following provisions:

(a) Base Salary Election. The Committee shall provide each Member with a Deferral Agreement prior to the commencement of the calendar year in which the Base Salary is to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee as determined by the Committee but no later than the last day preceding the calendar year in which Base Salary is to be earned.

(b) Incentive Compensation Election. The Committee shall provide each Member with a Deferral Agreement prior to the commencement of the calendar year in which the Incentive Compensation is to be earned. Each Member shall execute and deliver the Deferral Agreement to the Committee as determined by the Committee but no later than the last day preceding the calendar year in which the Incentive Compensation is to be earned. To the extent the Incentive Compensation qualifies as “performance-based compensation” under IRC Section 409A, the Committee may, in its discretion, allow a Member to execute and deliver a Deferral Agreement to the Committee no later than six months prior to the last day of the performance period for which the Incentive Compensation is earned.

(c) Directors’ Fees Election. The Committee shall provide each Member with a Deferral Agreement prior to the commencement of the calendar year in which the Directors’ Fees are to be earned and paid. Each Member shall execute and deliver the Deferral Agreement to the Committee as determined by the Committee but no later than the last day preceding the calendar year in which the Directors’ Fees are to be earned.

(d) Newly Eligible Members. A Member who first becomes eligible to participate in the Plan during the calendar year may execute a Deferral Agreement within 30 days of the date the Member becomes eligible to participate in the Plan. The Deferral Agreement shall only apply to Compensation earned by the Member after the date the Deferral Agreement is submitted to the Committee.

(e) Election Irrevocable. A Member may not modify or revoke his or her Deferral Agreement after such Deferral Agreement takes effect for the calendar year. Notwithstanding the foregoing, a Member may, in the event of an Unforeseeable Emergency (as defined in Section 4.08 of the Plan), request a suspension of his or her contributions under Section 4.01 of the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred an Unforeseeable Emergency. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.08 in making its determination whether to suspend contributions to the Plan under Section 4.01 for the remainder of the calendar year.

4.04 Maintenance of Accounts. In addition to maintaining an accounting of all Pension Benefit amounts that a Member shall be entitled to under Section 3.01, the Committee shall maintain an Account on the books and records of the Bank for each Member. Contributions to the Plan made under Sections 4.01 and 4.02 shall be credited to the Member’s Account as soon as practical after the date that the Compensation reduced under Section 4.01 would otherwise have been paid to such Member.

4.05 Earnings. A Member’s Account shall be credited (or debited) annually based upon the greater of the following as of December 31 of each year, to be applied January 1 through December 31 of the subsequent year:

(a) the Bank’s Pre-ASC 815 return on equity rate, or

(b) the Effective Federal Funds Rate.

4.06 Vesting. A Member shall at all times be 100% vested in his or her Account.

4.07 Distribution of Thrift Benefits.

(a) Time of Distribution. Distribution of a Member’s Thrift Benefits under the Plan shall commence no later than ninety (90) days after the Member’s Distribution Event.

(b) Form of Distribution. A Member’s Account under the Plan may be paid in any of the following forms:

(i) A single lump sum.

(ii) Equal payments over a number of years, not to exceed seven years.

(iii) Any form of annuity payment permitted under the Retirement Fund. If the Member does not elect a form of annuity payment within 60 days of the Member’s Distribution Event, the Member’s Account shall be paid in the form of a 50% joint and spousal annuity if the Member is married on the date of the Member’s Distribution Event, and in the form of a single life annuity if the Member is not married on the date of the Member’s Distribution Event.

(c) Distribution Election. A Member must elect in writing, at the time he or she submits a Deferral Election under Section 4.03, the form of distribution the Member elects for the amounts deferred pursuant to the applicable Deferral Agreement. The Member’s election shall only apply to the amounts deferred pursuant to the Deferral Agreement for that calendar year. If the Member does not elect a form of distribution for a calendar year, the applicable form of distribution for amounts deferred for that calendar year will be a single lump sum. The form of distribution elected in a Deferral Agreement need not be the same across prior or subsequent Deferral Agreements. A Member may elect a form of distribution different than the form of distribution applicable to his or her Pension Benefit.

(d) Modification of Distribution Election. A Member may change the form of payment of his or her Thrift Benefit on the form prescribed by the Committee. The change will not be effective until the date that is twelve (12) months after the date the form is submitted to the Committee. Distribution pursuant to the amended election shall not commence sooner than a date that is at least five (5) years after the date on which payment of the Thrift Benefit would have commenced under the Member’s original election.

(e) Distribution of Account Balances Less Than IRC Section 402(g) Limitation. Notwithstanding any other provision of this Plan, if a Member’s Thrift Benefit Account balance is less than the allowable limit under IRC Section 402(g) when the Member’s Distribution Event occurs, the Member’s entire Thrift Benefit shall be paid to the Member in the form of a lump sum payment within ninety (90) days after the Distribution Event.

(f) Death of Member. The Member’s Account payable pursuant to Section 4.07(b)(i) or (ii) shall be paid to the Member’s Beneficiary in a single lump sum within ninety (90) days after the Member’s death. If a Member’s Account is payable pursuant to 4.07(b)(iii) and the Member dies after payment of his or her Account has commenced, the only death benefit, if any, payable under the Plan in respect of that portion of the Member’s Account shall be the amount, if any, payable under the optional form of annuity payment that the Member had elected under the Plan. If a Member’s Account is payable pursuant to 4.07(b)(iii) and the Member dies before payment of his or her Account has commenced, the Member’s Account shall be paid to the Member’s Beneficiary in a single lump sum no later than ninety (90) days after the Member’s death.

4.08 Unforeseeable Emergency. In the event of an Unforeseeable Emergency prior to a Member’s Distribution Event, a Member may request a withdrawal from the Member’s Account. The request shall be made in a time and manner determined by the Committee, shall be for an amount no greater than the lesser of (a) the amount required to meet the financial hardship, or (b) the amount of the Member’s Account, and shall be subject to approval by the Committee. For purposes of this Section 4.08, an “Unforeseeable Emergency” means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Member or one of the Member’s dependents, loss of property due to casualty or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the Member’s control and which hardship the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case as determined by the Committee. Notwithstanding the foregoing, a Member may not receive a distribution from the Plan to the extent that the distribution would be inconsistent with IRC Section 409A. If the Committee approves the Member’s petition for distribution due to an Unforeseeable Emergency, the distribution to the Member shall occur within thirty (30) days of the first day of the calendar quarter following the date of such approval (or at such later time permitted under IRC Section 409A).

4.09 Excess Deferral Contributions. To the extent the amount of a Member’s Thrift Benefit for a calendar year exceeds the amount of any limits set forth herein, such excess contribution amounts shall be paid to the Member as additional compensation (and not as a further deferral under the BEP or Thrift Plan) within 21/2 months after the later of the tax year in which the compensation was earned or the Bank’s fiscal year.

Article 5. Source and Method of Payments

5.01 Obligations are Unsecured General Claims. All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank; provided, however, that that the Bank may, in its discretion, establish a bookkeeping reserve or a grantor trust (as such term is used in IRC Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Retirement Fund or the Thrift Plan.

5.02 Member has no Right to Specific Assets. No Member shall have any right, title or interest whatever in or to any investments that the Bank may make or any specific assets that the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

5.03 Delay of Distributions. Notwithstanding herein to the contrary, if it is administratively impracticable to make a distribution under this Plan by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.

Article 6. Designation of Beneficiaries

6.01 Beneficiary Designation. Each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount of all benefits payable under the Plan upon the Member’s death. A Member may, from time to time, revoke or change the Member’s Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

6.02 No Designated Beneficiary. If no such Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated the Member’s Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank.

Article 7. Administration of the Plan

7.01 Compensation Committee. The Board of Directors has delegated to the Committee, subject to those powers that the Board of Directors has reserved as described in Article 8 below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 5 above and for the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes. The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee.

7.02 Engagement of Consultants. If the Committee deems it advisable, it shall arrange for the engagement of actuaries, legal counsel, certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such actuaries, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or Thrift Plan for purposes of Article III and Article IV of the Plan. The Committee shall report to the Board of Directors at such intervals as shall be specified by the Board with regard to the matters for which it is responsible under the Plan.

7.03 Claims for Benefits.

(a) Initial Claim. A Member or Beneficiary (or his or her duly authorized representative) (the “claimant”) may file a claim for benefits in writing with the Committee. If any such claim is wholly or partially denied, the Committee will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant:

(i) the specific reason or reasons for the adverse determination,

(ii) reference to the specific Plan provisions on which the determination is based,

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the appeal of an adverse benefit determination.

Such notification will be given within ninety (90) days after the claim is received by the Committee, or within one hundred eighty (180) days, if the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a benefit determination.

(b) Appeals. Within sixty (60) days after the receipt of notification of an adverse benefit determination, a claimant may file a written request with the Committee for a review of the claimant’s adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits. A request for review shall be deemed filed as of the date of receipt of such written request by the Committee. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Committee will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain:

(i) the specific reason or reasons for the adverse determination,

(ii) reference to the specific Plan provisions on which the benefit determination is based,

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

The decision on review will be made within sixty (60) days after the request for review is received by the Committee, or within one hundred twenty (120) days if the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Committee’s decision on review shall be final and binding on the claimant.

(c) Time Limits. The claimant will be solely responsible for taking prompt actions in the event of disputed payments as necessary to avoid any adverse tax consequences under IRC Section 409A, even if action is required to be taken under IRC Section 409A sooner than is required under the claims procedures of Section 7.03. The claims and review procedures described herein must be utilized and fully exhausted before a claimant may bring a legal action against the Bank, the Committee, the Committee members, or the Plan and any such legal action must be filed within two (2) years of receiving final notice of the benefit determination in Section 7.03(b). A claimant who successfully seeks judicial reversal or modification of a Committee decision shall be reimbursed by the Bank for that claimant’s attorneys’ fees.

7.04 Expenses. All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

Article 8. Amendment and Termination

Although the Bank anticipates that it will continue the Plan for an indefinite period of time, the Board of Directors reserves the right in its sole and absolute discretion to amend, suspend, or terminate, in whole or in part, the Plan, including but not limited to the termination of any Member’s participation in the Plan, without the consent of the Committee, any Member, Beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee or Board in its sole discretion. The Committee may adopt any amendment, and take any other action that may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.

In the event the Plan is terminated, the termination shall occur in a manner consistent with the requirements of IRC Section 409A, including but not limited to allowing the Bank to terminate and liquidate the Plan: (1) when the Bank has declared bankruptcy, (2) when the Bank has participated in certain Change of Control events, or (3) at the Bank’s discretion, subject to certain restrictions and limitations described in IRC Section 409A and the regulations promulgated thereunder.

Article 9. General Provisions

9.01 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and of the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other bank and the Plan shall continue in full force and effect.

9.02 No Continued Right to Employment. Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.03 Taxes.

(a) Contributions. The Bank may withhold from amounts deferred under Section 4.01 such portion as is necessary to pay federal, state and local income, employment and other taxes required to be withheld by the Bank.

(b) Vested Amounts. For each Plan Year in which an amount credited to a Member’s Account becomes vested, to the extent applicable and/or required under applicable law, the Bank shall withhold from that portion of the Member’s Base Salary, bonus and/or commissions, in a manner determined by the Bank, the Member’s share of FICA and other employment taxes on the applicable annual contribution amounts. The Bank may, in its sole discretion, make or change any administrative elections necessary to maximize the tax benefit available to the Bank or the Member.

(c) Distributions. The Bank may withhold from any payments made to a Member under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Bank in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Bank.

(d) Income Inclusion Pursuant to IRC Section 409A. In the event that any portion of a Member’s Account balance is required to be included in income by the Member prior to receipt of any distribution under this Plan because of a violation of the requirements of IRC Section 409A, the Bank may withhold from the Member all federal, state and local income, employment and other taxes required to be withheld by the Bank in connection with such income inclusion, in amounts and in a manner determined in the sole and absolute discretion of the Bank. If necessary, the Member’s annual contribution amount may be reduced to pay any taxes and to pay income tax withholdings associated with IRC Section 409A.

(e) No Liability. Neither the Bank nor the Committee is responsible for any consequence, including but not limited to any tax, penalty, or income inclusion, resulting from a violation of IRC Section 409A or any Treasury Regulations promulgated thereunder with respect to any election made by any Member under this Plan.

9.04 No Disposition of Member’s Rights. No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of any attempted disposition of such right or interest shall be null and void.

9.05 Incompetency of Member or Beneficiary. If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for that Member’s affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or that person’s estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, in the Committee’s sole discretion, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefore.

9.06 Communications to Committee. All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.07 Section 409A. This Plan is intended to comply with IRC Section 409A and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with IRC Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Member on account of non-compliance with IRC Section 409A.

9.08 Benefits Independent. The benefits payable under the Plan shall be in addition to all other benefits provided for employees and directors of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which s/he may be entitled under any other plan or arrangement of the Bank.

9.09 No Personal Liability; Indemnification. No Committee member shall be personally liable by reason of any instrument executed by the Committee member or on behalf of that Committee member, or action taken or not taken by the Committee member in capacity as a Committee member, nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless the Committee and each Committee member and each employee, officer, or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

9.10 Waiver. The Bank’s failure to enforce at any time any provision of this Plan does not constitute a waiver of that provision or of any other provision of this Plan.

9.11 Terminology. As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

9.12 Captions. The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not be any manner defined by or limit the scope or intent of any provisions of the Plan.

9.13 Governing Law. The Plan shall be construed according to the laws of the State of Kansas in effect from time to time.